Exhibit 23.4

Geotechnical Mine Solutions Inc., 2957 San Sebastián Street,

Las Condes, Santiago de Chile

Consent of Geotechnical Mine Solutions Inc. (GMS)

We had appropriate individual Qualified Persons prepare the content in the Sections they were responsible for, identified below, in the technical report summary titled “Technical Report Summary on the Grassy Mountain Project, Oregon, U.S.A.” (the “TRS”) current as of May 27, 2026 for Paramount Gold Nevada Corp., portions of which are summarized on this Annual Report on Form 10-K (the “Form 10-K”).

Furthermore, we state that:

i.
The TRS was prepared in accordance with Subpart 229.1300 of Regulations S-K promulgated by the U.S. Securities and Exchange Commission and supports the Company’s Form 10-K;
ii.
We consent to the incorporation by reference of the TRS in the Registration Statements on Form S-3 (333-275376) and Form S-8 (No. 333-205024, No. 333-262857 and No. 333-291058) (the “Registration

Statements”);

iii.
We consent to the use of and references to our name in connection with the TRS, Form 10-K and the Registration Statements; and
iv.
the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

GMS is responsible for authoring, and this consent pertains to, the following sections of the TRS: 2.4.2, 13.2, 13.4, 13.5, 13.6, 13.11.6, 22.10, 23.5 and 24.

Dated at Las Condes, Santiago de Chile this 17th day of September 2026

/s/ Andrés Torres L.

____________________________

Andrés Torres L.

Geotechnical Mine Solutions Inc.